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    FOR FURTHER INFORMATION:
    GENICOM Corporation                       Morgen-Walke Associates
    Paul T. Winn                              Michele Katz/Michael Lendener
    President and CEO                         Press: Lee Foley/Jenn Rutter
    703/802-9237                              212/850-5600

================================================================================

              GENICOM ACQUIRES TEXAS INSTRUMENTS PRINTER BUSINESS

        COMBINATION SIGNIFICANTLY STRENGTHENS ITS DOCUMENT SOLUTIONS
               BUSINESS IN MID-RANGE CLIENT/SERVER ENVIRONMENT


CHANTILLY, VA, October 2, 1996 -- GENICOM Corporation (Nasdaq:GECM) today announced the closing of its acquisition of certain assets of Texas Instruments worldwide printer and related supplies business for a purchase price of approximately $27 million. The acquisition was financed primarily through GENICOM's credit facility with NationsBank of Texas, N.A.

The acquisition enhances GENICOM's printer strategy in the mid-range client/server market as well as custom applications in the transportation, travel, financial, retail and other selected industries. The addition of Texas Instruments printer and supplies business compliments GENICOM's current product offerings and globally expands its customer base. The acquisition positions GENICOM as a leader in mid-range printing solutions and as a leading supplier of automated ticket processing systems. The acquired business includes: 1) mid-range laser products; 2) high-end serial products; 3) automated ticket processing systems for the transportation industry and 4) supplies for each of the respective product lines. GENICOM anticipates that the acquired $130 million in revenue will result in an on-going business of approximately $90-100 million of annual revenues. The difference in acquired and on-going revenue is driven by GENICOM's strategy of focusing on the mid-range market. The company will not continue offerings in the low-end laser market, i.e. less than 10ppm.

Additionally, GENICOM has an attractive opportunity to provide maintenance and repair service to Texas Instruments large installed printer base, as well as future placements, since Texas Instruments currently uses third party agreements to service its printer customers.

GENICOM does not plan to assume manufacturing operations from Texas Instruments. The acquired assets are principally assets in support of marketing demand. In connection with the transaction, it is anticipated that GENICOM will expand its existing, five year outsourcing agreement with Ogden Atlantic Design, under which Ogden would be the primary manufacturer of all value-added GENICOM printer products, including the selected Texas Instruments products being acquired. Ogden Atlantic Design is also expected to purchase the Texas Instruments manufacturing assets.

GENICOM has offered employment opportunities to former Texas Instruments employees with selected critical skills.





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The statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the Company's ability to secure new customers and maintain its current customer base, the risk of customer delays or cancellations in both on-going and new programs, the effect of economic conditions, the impact of competition and other risks detailed, from time to time, in the Company's Securities and Exchange Commission filings.

Texas Instruments, headquartered in Dallas, Texas is one of the world's foremost high-technology companies with sales or manufacturing operations in more than 30 countries. T.I.'s products and services include semiconductors; defense electronics systems; software productivity tools; notebook computers and consumer electronic products; electrical controls; and metallurgical materials.

GENICOM Corporation is an international supplier of printer solutions, multivendor services, and network management services. Document Solutions designs and markets a wide range of computer printer technologies for general purpose applications. Enterprising Service Solutions provides logo and multivendor product field support, depot repair, express parts and professional services, as well as integrated network solutions, which include integration of networks, network monitoring product/services and consulting. GENICOM is headquartered within metropolitan Washington, D.C.






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